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                                 EXHIBIT 10.24

Comerica Bank-California
75 East Trimble Road
San Jose, California 95131
(408) 556-5000

                   MODIFICATION TO LOAN & SECURITY AGREEMENT

     This First Modification to Revolving Loan & Security Agreement (this "Modification") is entered into by and between Versant Object Technology Corporation ("Borrower") and Comerica Bank-California ("Bank") as of this 6th day of May, 1998 at San Jose, California.

                                    RECITALS

     A. Bank and Borrower have previously entered into or are concurrently entering into a Revolving Loan & Security Agreement (Accounts & Inventory) (the "Agreement") dated May 15, 1997.

     B. Borrower has requested, and Bank has agreed, to modify the Agreement as set forth below.

                                   AGREEMENT

     For good and valuable consideration, the parties agree as set forth below:

     Incorporation by Reference. The Agreement as modified hereby and the Recitals are incorporated herein by this reference.

Section 1.12 "Eligible Accounts" as used in this Agreement means and includes those accounts of Borrower which are due and payable within Thirty (30) days, or less, from the date of invoice, have been validly assigned to Bank and strictly comply with all of Borrower's warranties and representations to Bank; but Eligible Accounts shall not include the following: (c) accounts with respect to which the account debtor is not a resident of the United States, allowing $1,000,000.00 advance against Foreign Accounts Receivable.

Section 3.1 This Agreement shall remain in full force and effect until June 1, 1999, or until terminated by notice by Borrower. Notice of such termination by Borrower shall be effectuated by mailing of a registered or certified letter not less than thirty (30) days prior to the effective date of such termination, addressed to the Bank at the address set forth herein and the termination shall be effective as of the date so fixed in such notice. Notwithstanding the foregoing, should Borrower be in default of one or more of the provisions of this Agreement, Bank may terminate this Agreement at any time without notice. Notwithstanding the foregoing, should either Bank or Borrower become insolvent or unable to meet its debts as they mature, or fall, suspend, or go out of business, the other party shall have the right to terminate this Agrement at any time without notice. On the date of termination all Obligations shall become immediately due and payable without notice or demand; no notice of termination by Borrower shall be effective until Borrower shall have paid all Obligations to Bank in full. Notwithstanding termination, until all Obligations have been fully satisfied, Bank shall retain its security interest in all existing Collateral and Collateral arising thereafter, and Borrower shall continue to perform all of its Obligations.

Section 6.17b Tangible Effective Net Worth in an amount not less than $9,500,000.00, to increase by 75% of quarterly net profit after tax and 100% of any equity and subordinated debt raised after Q1 - March 31, 1998


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Section 6.17d        a quick ratio of cash plus securities plus
                     Receivables to Current Liabilities of greater than 1.10:1.00 (Q2 1998) and greater than 1.50:1.00 (Q3 1998)
                     and forward

Section 6.17e a ratio of Total Liabilities (less debt subordinated to Bank) to Tangible Effective Net Worth of less than 1.50:1.00

Section 6.17f a ratio of Cash Flow to Fixed Charges of greater than 1.50:1.00 beginning Q4 1998

Section 6.17k Borrower is to raise a minimum of $5,000,000 in capital by September 30, 1998

Section 6.17l All foreign receivable advances subject to insurance by either Letter of Credit or policy and amount acceptable to bank. Bank will allow until June 15, 1998 to put policy in place.

Section 6.17m Operating Profit of greater than ($1,000,000.00) for Q2 1998; greater than ($250,000.00) for Q3 1998; beginning
                     Q4 1998, borrower is not to have two consecutive and after tax losses, no quarterly operating or after tax loss shall exceed $500,000.00

     Legal Effect. Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

     Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereon. All amendments hereto must be in writing and signed by the parties.

     IN WITNESS WHEREOF, the parties have agreed as of the date first set forth above.

BORROWER:

VERSANT OBJECT TECHNOLOGY CORPORATION        COMERICA BANK-CALIFORNIA

By: ______________________________           By: ______________________________
              Gary Rhea                                Alan Jepsen
Title: CFO                                   Title: Vice President